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                                                                        Exh 99.1

                             [PULTIZER,INC. LETTERHEAD]

FOR IMMEDIATE RELEASE


                 PULITZER INC. EXPLORING STRATEGIC ALTERNATIVES

         ST. LOUIS, MO -- November 21, 2004 - In response to news reports, Pulitzer Inc. (NYSE: PTZ) today confirmed that the Company is currently engaged in the process of exploring a range of strategic alternatives to enhance shareholder value, including a possible sale of the company. No formal decisions have been made and no agreements have been reached at this time. There can be no assurances that any particular alternative will be pursued or that any transaction will occur, or on what terms.

         The Company has retained Goldman, Sachs & Co. as financial advisor to assist in its review.

         Pulitzer Inc., through various subsidiaries and affiliated entities, is engaged in newspaper publishing and related new media activities. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson, Ariz., and, through its Pulitzer Newspapers, Inc. (PNI) subsidiary, 12 other dailies and more than 65 weekly newspapers, shoppers, and niche publications. The PNI dailies are The Pantagraph, Bloomington, Ill.; The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; the Daily Journal, Park Hills, Mo.; The Lompoc Record, Lompoc, Calif.; and The Daily News, Rhinelander, Wis. The Company's newspaper operations also include the Suburban Journals of Greater St. Louis, a group of 38 weekly papers and various niche publications.

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         The Company's new media and interactive initiatives include
STLtoday.com in St. Louis, azstarnet.com in Tucson, and Web sites for all of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878. For more information, visit our Web site at www.pulitzerinc.com or contact James V. Maloney, Director of Shareholder Relations at Pulitzer Inc., at (314) 340-8402.

FORWARD LOOKING STATEMENTS
Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and other factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers (including newsprint), outcome of labor negotiations, capital or similar requirements, and general economic conditions, any of which may impact advertising and circulation revenues and various types of expenses, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in "forward-looking statements" are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Accordingly, investors are cautioned not to place undue reliance on any such "forward-looking statements," and the Company disclaims any obligation to update the information contained herein or to publicly announce the result of any revisions to such "forward- looking statements" to reflect future events or developments.

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